Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Appendix B - Financial Highlights” in the Prospectus, and to the incorporation by reference in the Statement of Additional Information of our report dated August 20, 2018, on the June 30, 2018 financial statements and financial highlights of the Principal Exchange-Traded Funds, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 74 to the Registration Statement under the Securities Act of 1933 (No. 333-201935).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 26, 2018